Exhibit 99

Resonant Inc. Reports First Quarter 2015 Financial Results

and Provides Business Update

– Management to Host Conference Call Today at 2:00 p.m. PDT –

SANTA BARBARA, Calif.—May 5, 2015 -- Resonant Inc. (NASDAQ: RESN), a late-stage development company creating innovative filter designs for radio frequency front-ends (RFFEs) for the mobile device industry, today reported financial results for the first quarter ended March 31, 2015 and provided a business update.

Business Update

      Product 1:

•            Began designing the next generation of this product, which is expected to perform better and be less expensive and smaller than prior generations

•            In the process of formalizing a business relationship with the filter manufacturer that provides products to the Company’s first customer

•            Provided samples of this product to another potential customer for evaluation

      Product 2:

•            Engaged with another customer in March to develop a new Surface Acoustic Wave (SAW) duplexer for a traditionally Bulk Acoustic Wave (BAW) band using Resonant’s Infinite Synthesized Networks® (ISN®) technology

•            This product is on track to take less than a year to complete

      Tunable Project:

•            Completed the first step in Resonant’s ISN process, which involves evaluating polynomial representations and design feasibility

•            The Company remains on track to complete its prototype three-band tunable filter design by year end

      Increased the development capacity by adding five engineers to Resonant’s design team

      Increased the number of issued and pending patents to more than 70

Chief Executive Officer, Co-Founder and Chairman Terry Lingren, stated, “Late in March, our first customer terminated its development agreement. As a result, and at the request of that customer, we are now collaborating with the filter manufacturer to submit improved designs for this customer’s consideration.  Since that time we also have identified a number of other prospective customers for this first design.

“Consistent with our strategy to have multiple customers and product designs, in March, we commenced designing a duplexer for another customer. Additionally, we continue to have discussions with multiple potential customers interested in both our current designs and new product designs.

“Resonant’s thesis and business model remain well aligned with changing market dynamics.  While LTE-Advanced provides increased data throughput via enhancements such as MIMO and carrier aggregation, it does so at the expense of more complexity in the RF front-end. This plays directly to Resonant’s unique ability to create filter solutions that optimize the entire RF front-end system,” concluded Lingren.

First Quarter 2015 Financial Results

•      Research and development expenses totaled approximately $1.0 million for the first quarter of 2015, compared to $0.4 million in the same year-ago quarter. The increase was primarily due to accelerated activity on the Company’s filter designs under development. As of March 31, 2015, there were 17 employees in R&D.

•      General and administrative expenses totaled $1.1 million in the first quarter of 2015, compared to $0.5 million in the same year-ago quarter, primarily due to costs associated with increased staffing, including higher payroll, benefits, D&O insurance, finance costs, stock compensation and accounting expenses.

•      Net loss for the first quarter of 2015 totaled approximately $2.2 million, or ($0.31) per fully diluted share, compared to a net loss of $4.0 million, or ($3.95) per fully diluted share, in the same year-ago quarter.

•      Working capital totaled $11.2 million at March 31, 2015, compared to $13.2 million at December 31, 2014. Consistent with previous statements, the Company believes it has sufficient cash to support planned operations into the first half of 2016, assuming no revenues.

Conference Call and Webcast Details

Resonant will host a conference call today at 2:00 p.m. PDT (5:00 p.m. EDT). Investors interested in participating in the live call can dial 1-877-407-3982 from the U.S. and international callers can dial 1-201-493-6780. A telephone replay will be available approximately two hours after the call concludes and will run through May 12, 2015. The replay can be accessed by dialing 1-877-870-5176 from the U.S. or 1-858-384-5517 from international locations, and entering Replay Pin Number: 13607987.

There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at www.resonant.com or http://public.viavid.com/index.php?id=114266. The webcast will be available for 60 days.

About Resonant Inc.

Resonant is creating innovative filter designs for radio frequency, or RF, front-ends for the mobile device industry using a fundamentally new technology called Infinite Synthesized Networks®, or ISN®. The RF front-end is the circuitry in a mobile device responsible for analog signal processing and is located between the device’s antenna and its digital baseband. Filters are a critical component of the RF front-end that select the desired radio frequency signals and rejects unwanted signals. For more information, visit www.resonant.com.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include the following subjects, among others: the status of filter designs under development, the prospects for licensing filter designs upon completion of development, plans for other filter designs not currently in development, potential customers for our designs, the timing and amount of future royalty streams, the expected duration of our capital resources, our hiring plans, our cash flow forecast, the impact of our designs on the mobile device market, and our business strategy. Forward-looking statements are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: our limited operating history (particularly as a new public company); our ability to complete designs that meet customer specifications; the ability of our customers (or their manufacturers) to fabricate our designs in commercial quantities; our dependence on a small number of customers; the ability of our designs to significantly lower costs as compared to other designs and solutions; the risk that the intense competition and rapid technological change in our industry renders our designs less useful or obsolete; our ability to find, recruit and retain the highly skilled personnel required for our design process in sufficient numbers to support our growth; our ability to manage growth; and general market, economic and business conditions. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K), and most recent Quarterly Report (Form 10-Q), filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

# # #

Contacts:

Resonant
Ina McGuinness
1-805-308-9488
IR@resonant.com

MZ North America
Matt Hayden
1-949-259-4986

matt.hayden@mzgroup.us

Greg Falesnik

1-949-385-6449

Greg.falesnik@mzgroup.us

Resonant Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months Ended March 31, 2015	Three Months Ended March 31, 2014
REVENUE	$-	$-
OPERATING EXPENSES
R&D expenses	997,000	435,000
G&A expenses	1,127,000	522,000
Depreciation and amortization	111,000	13,000

TOTAL OPERATING EXPENSES	2,235,000	970,000

OPERATING LOSS	(2,235,000)	(970,000)

OTHER INCOME (EXPENSE)
Interest income	8,000	-
Interest expense	-	(709,000)
Fair value adjustments to warrant and
derivative liabilities	-	(2,267,000)

TOTAL OTHER INCOME (EXPENSE)	8,000	(2,976,000)
LOSS BEFORE INCOME TAXES	(2,227,000)	(3,946,000)

Provision for income taxes	(1,000)	(1,000)

NET LOSS	$(2,228,000)	$(3,947,000)
NET LOSS PER SHARE - BASIC AND
DILUTED	$(0.31)	$(3.95)
Weighted average shares outstanding
- basic and diluted	7,077,789	999,999

Resonant Inc.

Condensed Consolidated Balance Sheets

	March 31, 2015	December 31, 2014
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$2,925,000	$5,803,000
Investments held-to-maturity	8,994,000	7,999,000
TOTAL CURRENT ASSETS	12,025,000	13,908,000
PROPERTY AND EQUIPMENT, NET	999,000	1,041,000
TOTAL NONCURRENT ASSETS	731,000	515,000
TOTAL ASSETS	$13,755,000	$15,464,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
TOTAL CURRENT LIABILITIES	$839,000	$720,000
TOTAL LONG-TERM LIABILITIES	45,000	54,000
STOCKHOLDERS’ EQUITY
Common stock	7,000	7,000
Additional paid-in-capital	36,289,000	35,880,000
Accumulated deficit	(23,425,000)	(21,197,000)
TOTAL STOCKHOLDERS’ EQUITY	12,871,000	14,690,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,755,000	$15,464,000